AMENDMENT NO. [19]

TO

MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of [November     , 2018], amends the Master Investment Advisory Agreement (the “Agreement”) dated June 21, 2000, between AIM Equity Funds (Invesco Equity Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to add Invesco Oppenheimer Dividend Opportunity Fund, Invesco Oppenheimer Main Street Fund®, Invesco Oppenheimer Main Street All Cap Fund® and Invesco Oppenheimer Rising Dividends Fund;

NOW, THEREFORE, the parties agree that:

1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

“APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement
Invesco Charter Fund	June 1, 2000
Invesco Diversified Dividend Fund	December 28, 2001
Invesco Oppenheimer Dividend Opportunity Fund	[November , 2018]
Invesco Oppenheimer Main Street Fund®	[November , 2018]
Invesco Oppenheimer Main Street All Cap Fund®	[November , 2018]
Invesco Oppenheimer Rising Dividends Fund	[November , 2018]
Invesco Summit Fund	April 30, 2008

APPENDIX B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Invesco Charter Fund

Net Assets	Annual Rate
First $250 million	0.695%
Next $4.05 billion	0.615%
Next $3.9 billion	0.57%
Next $1.8 billion	0.545%
Over $10 billion	0.52%

Invesco Diversified Dividend Fund

Net Assets	Annual Rate
First $350 million	0.60%
Next $350 million	0.55%
Next $1.3 billion	0.50%
Next $2 billion	0.45%
Next $2 billion	0.40%
Next $2 billion	0.375%
Over $8 billion	0.35%

Invesco Oppenheimer Dividend Opportunity Fund*

Invesco Oppenheimer Main Street Fund®*

Invesco Oppenheimer Main Street All Cap Fund®*

Invesco Oppenheimer Rising Dividends Fund*

Net Assets	Annual Rate

*	The advisory fee payable by the Fund shall be reduced by any amounts paid by such Funds under the Administrative Services Agreement between such Fund and Invesco Advisers, Inc.

Invesco Summit Fund

Net Assets	Annual Rate
First $10 million	1.00%
Over $10 million up to and including $150 million	0.75%
Over $150 million	0.625%”

2.    In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

Attest:		By:
Assistant Secretary			Jeffrey H. Kupor
Senior Vice President

INVESCO ADVISERS, INC.

Attest:		By:
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

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